EXHIBIT 10(xvi)

The Boeing Company

1999 Bonus and Retention Award Plan

(As Amended and Restated)

1. Purpose. The purpose of this Plan is to

a.

Permit the payment of extraordinary types of compensation, such as signing bonuses, bonuses associated with certain transactions, and any other non-base pay awards, to certain employees of The Boeing Company and its subsidiaries, without such payments being contingent upon earnings or profits of the Company.

b.

Authorize management to enter into retention incentive arrangements and similar agreements where it is determined that entering into such arrangements, and the payment of amounts thereunder, is in the best interest of the Company.

c.

Permit certain individual or group incentive bonus programs or arrangements not otherwise authorized under a. or b. above that are associated with acquisitions, stand-alone subsidiaries or other unique business requirements, whether or not such programs or arrangements are contingent upon earnings or profits of the Company or a subsidiary, subject to all of the following conditions:

i.	Each program shall be approved by a majority of the members of the Office of the Chairman;

ii.

Each program and any amendments thereto shall be adopted by the duly elected board of directors or similar governing body of the employing subsidiary, if any, and by the Vice President, Compensation and Benefits of The Boeing Company;

iii.

Each program shall provide for the establishment of goals and related potential awards prior to the beginning of any performance period under the program that shall be approved by the board of directors or similar governing body of the employing subsidiary or its delegate, if any, and by the Vice President, Compensation and Benefits of The Boeing Company;

iv.

Employees participating in any annual executive or employee incentive compensation program under the Incentive Compensation Plan for Officers and Employees of The Boeing Company and Subsidiaries (As Amended and Restated), will not be eligible to participate;

v.	Individual target bonus awards for program participants will not exceed 35% of annual salary and actual individual awards will not exceed 200% of target bonus award;

vi.	The aggregate annual individual actual bonus awards for all participants in a program shall not exceed $10,000,000;

vii.	Each program shall reference that it is established under the authority of this Plan and subject to the provisions hereof.

2. Administration. The Plan shall be administered by the Chief People and Administration Officer, or a delegate.

3. Eligibility and Participation. Except as provided in Section 1.c. above, all employees of The Boeing Company and its subsidiaries who are not elected officers shall be eligible to receive awards under this Plan. Participation shall be in the discretion of management.

4. Report of Payments under the Plan. On a semi-annual basis, or more often as requested by the Compensation Committee, management shall report to the Committee on the types and amounts of awards made under this Plan.

5. Forms of Awards. Awards under this Plan shall be made entirely in cash, except that in the case of corporate dispositions or similar transactions, awards of stock or stock options in any successor company may be substituted for cash.

6. Term of the Plan. The Plan shall become effective upon approval by a two-thirds majority of the members of the Board of Directors, and shall remain in effect until termination by the Board.

7. Amendment. The Plan may be amended by the Compensation Committee of the Board of Directors.

8. No Right to Employment. Nothing in this Plan shall be construed to confer upon any employee or Plan participant any right to continue in the employ of the Company.

9. Nonassignability. No awards authorized or made pursuant to the Plan shall be subject in any manner to assignment, alienation, transfer, attachment or any other legal process, and any attempt to subject any such award to any of the foregoing shall be void.